Filed Under Rule 424 (b)(3) and (c)
                                                           File Number 333-46633


                  Prospectus Supplement Dated December 8, 1998

                                       to

                         Prospectus Dated June 16, 1998

                              AMERICA ONLINE, INC.

                                  $350,000,000
         of 4% Convertible Subordinated Notes due November 15, 2002 and
           the Shares of Common Stock Into Which They May be Converted

                                       and

                         204,139 Shares of Common Stock

         This Prospectus Supplement adds information to the Prospectus dated June 16, 1998 (the "Prospectus") of America Online, Inc. (the "Company") relating to:

(i) the $350,000,000 principal amount of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes") of the Company, held by certain selling securityholders described in the Prospectus (the "Note Selling Securityholders"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company into which they may be converted; and

(ii) 204,139 shares of Common Stock separate from the Notes held by certain selling securityholders described in the Prospectus (when referred to together with the Note Selling Securityholders, the "Selling Securityholders").

         The Notes were issued and sold on November 17, 1997 to the initial purchasers. The initial purchasers then immediately sold the Notes in the United States to persons they believed were qualified institutional buyers, and outside the United States to non-U.S. persons in offshore transactions. The sales of the Notes did not require registration with the Securities and Exchange Commission. This Prospectus Supplement should be read together with the Prospectus, and highlights and replaces some information in the Prospectus.


                             SELLING SECURITYHOLDERS

Note Selling Securityholders

         The table of Note Selling Securityholders in the Prospectus is amended to add the following Note Selling Securityholders:

                                     Principal Amount      Common Stock Issuable
      Selling Holder                  of Notes Owned          Upon Conversion

Aristeia International Limited          $ 86,000.00               1,647.71
Aristeia Trading, L.L.C.                $ 64,000.00               1,226.20
BT Alex. Brown Incorporated           $5,000,000.00              95,797.00
BT Equity Strategies Fund of the      $1,000,000.00              19,159.40
  BT Pyramid Trust
BT Equity Opportunities Ltd.          $1,000,000.00              19,159.40
Boston Museum of Fine Arts              $ 80,000.00               1,532.75

Stock Selling Securityholders

         The table of Stock Selling Securityholders in the Prospectus is amended to add the following Stock Selling Securityholder:


                                           Shares                                          Shares
                                        Beneficially              Shares to be          Beneficially
                                       Owned Prior to              Sold in the          Owned After
                                       the Offering(1)              Offering            the Offering
                                    Number         Percent                            Number      Percent

The Koll Family Foundation         30,380(2)          *               2,600           27,780         *

* The percentage is less than 1% of the outstanding shares of the Company's Common Stock.

(1) The foundation named in the table, to the Company's knowledge, has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Assumes that the named Stock Selling Securityholder will sell all of the shares of Common Stock offered by them hereunder.

(2) Includes 27,780 shares of Common Stock owned directly by Matthew B. Koll, the trustee of The Koll Family Foundation.